Constitution Mining Begins Production Testing on Gold Sands Project in Peru

Lima, Peru - October 26, 2009 - Constitution Mining Corp. (CMIN.OB) announces the continuation of the Bangka drilling and test pitting program at its Gold Sands project in northeast Peru. In addition to the above program, the Company is evaluating geophysical methods to better define the location of the mineralized sands and gravels. The goal is to more accurately assess whether the economic recoverability of gold is possible from the alluvial sands and gravels of the Company’s 382 square kilometer (230 square mile) project area.

The pitting is being carried out by one 6-man crew that manually excavates the test pits to a depth of up to 6 meters. Where a Bangka drill hole intersects significant mineralization, the crew will excavate a pit measuring 1.5-meter square to the gravel horizon. A one cubic meter (approximately 3 ton) sample is collected and processed on site producing a concentrate from which the gold is recovered at Constitution’s laboratory in Saramiriza. At the laboratory, the recovered gold is weighed and a calculated grade in milligrams per cubic meter is determined.

The purpose of the pitting and drilling is to determine an accurate gold grade.  The quantity of gold collected from the excavated material should reflect the amount of gold that would potentially be recovered in a full scale dredging operation. Samples from each pit will also be sent to an independent commercial laboratory to determine the fineness of the gold grains and trace element analysis including silver.

Pitting will progress by following the path of drilling on selected traverses across the Company’s 380 square kilometer Gold Sands property. The Company intends to announce results from the Bangka drilling and test pitting as they become available during the coming weeks.

Gary Artmont, Constitution Mining’s CEO, commented: “Locally, informal miners are busy in the area digging from surface and processing gold using sluice boxes and monitors.  We will use our drills to locate the gold-enriched gravel and sand and then dig pits to accurately measure the amounts of recoverable gold.”

“It’s an exercise that is intended to leave little doubt about the gold grades present.  For our purposes, the method provides a high level of reliability, since there’s not much difference between pitting results and recovery from a full-scale dredging operation.”

Artmont continued: “Drilling isn’t enough.  Alluvial deposits characteristically are erratic.  So there is no sense in relying on 6” wide drill cores regardless of how encouraging they may look.  The only prudent way to assess the economic viability of an alluvial project is to hopefully produce gold from large bulk samples.”

About Constitution Mining Corp.

Our goal is to locate a commercially viable gold deposit and continuously increase the amount of gold underlying each of our outstanding shares.  To build such value, we are focusing on the rapidly developing Gold Sands region of Peru, where we have optioned 382 square kilometers (147.5 square miles) of mining properties - the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion.  For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing much of the treasure in loose gravels and sands - Gold Sands - below the Manseriche gorge in Northeastern Peru.  There the rivers reach a broad flood plain, slow to a crawl and release their cargo.

Historical drilling and sampling data from more than 500 test holes in the “Discovery Area” located on Constitution Mining's properties indicates the presence of significant alluvial gold in the region.  We have designed programs to confirm the accuracy of this historical data with the intent of capturing the profit potential of the area by applying recently enhanced mining technologies that are especially well suited to low-density, near-surface deposits.  These green-mining technologies are energy-efficient and environmentally friendly -- features that support their profitable use.  The implementation of these programs will require the company to secure additional financing.

For further details, please see today’s current Form 8-K filing.

Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com.

On behalf of the Board:

Gary Artmont - CEO
Constitution Mining Corp.

Investor Inquiries:

Toll Free: 888-475-0070
Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements.  Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.  The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release.  This information may no longer be accurate and therefore you should not rely on the information contained in this press release.  To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.